Exhibit 21.1 Tiffany & Co. Report on Form 10-K Page 1 of 2 Tiffany & Co. Subsidiaries (Note: Omitted from this list are certain subsidiaries that do not constitute Significant Subsidiaries (see Reg. S-X))

Exhibit 21.1 Tiffany & Co. Report on Form 10-K Page 2 of 2 Tiffany & Co. Subsidiaries (Note: Omitted from this list are certain subsidiaries that do not constitute Significant Subsidiaries (see Reg. S-X))